Nile Leatham, Esq.
Nevada Bar No. 002838
Natalie M. Cox, Esq.
Nevada Bar No. 007662
Kolesar & Leatham, Chtd.
3320 West Sahara Avenue, Suite 380
Las Vegas, Nevada 89102-3202
Telephone No. (702) 362-7800
Facsimile No. (702) 362-9472
E-Mail: nleatham@klnevada.com
ncox@klnevada.com
Attorneys for
FIVE MILE CAPITAL POOLING
INTERNATIONAL LLC; SPECTRUM
INVESTMENT PARTNERS, L.P.; &
TRANSAMERICA LIFE INSURANCE
COMPANY
Lenard M. Parkins, Esq. (Pro Hac Vice)
Henry Flores, Esq. (Pro Hac Vice)
Trevor R. Hoffmann, Esq. (Pro Hac Vice)
Jonathan Hook, Esq. (Pro Hac Vice)
Haynes And Boone, LLP
1221 Avenue of the Americas, 26th Floor
New York, New York 10020
Telephone No. (212) 659-7300
Facsimile No. (212) 884-8226
E-Mail: lenard.parkins@haynesboone.com
henry.flores@haynesboone.com
trevor.hoffmann@haynesboone.com
jonathan.hook@haynesboone.com
Attorneys for
FIVE MILE CAPITAL POOLING INTERNATIONAL LLC; SPECTRUM
INVESTMENT PARTNERS, L.P.; & TRANSAMERICA LIFE
INSURANCE COMPANY
Lee I. Iglody, Esq.
Nevada Bar No. 007757
The Law Offices of Paras B.
Barnett, P.L.L.C.
9555 S. Eastern Avenue, Suite 280
Las Vegas, Nevada 89123
Telephone No. (702) 425-5366
Facsimile No. (702) 446-5148
E-Mail: lee@iglody.com
pbb@pbarnettlaw.com
Attorneys for
THE HUFF ALTERNATIVE FUND, L.P.
AND THE HUFF ALTERNATIVE PARALLEL
FUND, L.P.
Joshua J. Angel, Esq. (Pro Hac Vice)
Andrew C. Gold, Esq. (Pro Hac Vice)
Frederick E. Schmidt, Jr., Esq. (Pro Hac Vice)
Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
Telephone No. (212) 592-1400
Facsimile No. (212) 592-1500
E-Mail: jangle@herrick.com
agold@herrick.com
eschmidt@herrick.com
Attorneys for
THE HUFF ALTERNATIVE FUND, L.P. AND THE HUFF
ALTERNATIVE PARALLEL FUND, L.P.

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

IN RE: FX LUXURY LAS VEGAS I, LLC, a Nevada limited liability company, Debtor.	Case No. BK-S-10-17015-bam Chapter 11 THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION DATED OCTOBER 12, 2010 Hearing Date: November 8, 2010 Hearing Time: 9:00 a.m. (PST)

Five Mile Capital Pooling International LLC, The Huff Alternative Fund, L.P., The Huff Alternative Parallel Fund, L.P., Spectrum Investment Partners, L.P. and Transamerica Life Insurance Company and certain of their respective affiliates (collectively, the “Backstop Investors”) hereby propose this third amended plan of reorganization, dated October 12, 2010 (as amended, supplemented or otherwise modified, the “Plan”)1 for FX Luxury Las Vegas I, LLC (“Debtor” or “FX I”), debtor and debtor in possession in the above-captioned case (the “Chapter 11 Case”), pursuant to section 1121(c) of the Bankruptcy Code.

DISCLAIMER

Reference is made to the Disclosure Statement, which will be filed in connection with this Plan, including the exhibits appended thereto, for a discussion of the Debtor’s history, business, results of operations and properties, and brief summary and detailed analysis of this Plan. All creditors are encouraged to consult the Disclosure Statement and to read this Plan carefully and completely before voting to accept or reject this Plan.

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND RULES OF INTERPRETATION

A.	Definitions.

B.	Rules of Interpretation.

ARTICLE II CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
2.1. 2.2.	Introduction. Unclassified Claims.

(a)	Administrative Claims.

(b)	Priority Tax Claims.

2.3.	Classified Claims and Interests.

(a)	Class 1: Priority Claims.

(b)	Class 2: Other Secured Claims.

(c)	Class 3: First Lien Secured Claims.

(d)	Class 4: Trade Unsecured Claims.

(e)	Class 5: Second Lien Loan Claims.

(f)	Class 6: Interests.

2.4. 2.5. 2.6. 2.7.	Retention of Defenses Regarding Claims and Interests. Voting by Impaired Classes. Proofs of Claim. Disputed, Contingent and Unliquidated Claims and Interests.

ARTICLE III ACCEPTANCE OR REJECTION OF THIS PLAN
3.1. 3.2. 3.3.	Acceptance by an Impaired Class. Summary of Classes Voting on this Plan. Tabulation of Votes.

ARTICLE IV PLAN IMPLEMENTATION
4.1. 4.2. 4.3. 4.4. 4.5. 4.6. 4.7. 4.8. 4.9. 4.10. 4.11.
Plan Implementation.
Issuance of New Borrower Interests, New Borrower Parent Units and Rights.
Assumption of Liabilities.
Adoption of New Borrower LLC Agreement.
Management.
Injunction.
Exemption from Securities Laws.
Exemption from Certain Transfer Taxes and Further Transactions.
Final Decree.
Effectuating Documents, Further Transactions.
Adequate Protection Liens.

ARTICLE V EFFECT OF CONFIRMATION
5.1. 5.2. 5.3 5.4 5.5	Assets. Discharge. Judgments Void. Dismissal of Adversary Proceeding. Withdrawal and Dismissal of Amended Lift Stay Motion.

ARTICLE VI PROVISIONS CONCERNING PLAN DISTRIBUTIONS
6.1. 6.2.	Distributions on Account of Claims Allowed as of the Effective Date. Distributions on Account of Claims Allowed after the Effective Date.

(a)	Payments and Distributions on Disputed Claims.

(b)	Special Rules for Distributions to Holders of Disputed Claims.

6.4. 6.5. 6.6. 6.7.	Manner of Payment Under this Plan. Whole Dollars. Escheat. Delivery of Distributions.

(a)	Record Date for Distributions.

(b)	Distribution Agent.

(c)	Delivery of Distributions in General.

6.8. 6.9. 6.10. 6.11. 6.12.	Returned Distributions. Disputed Distributions. Setoffs. Withholding Taxes. Allocation of Distributions.

ARTICLE VII CERTAIN TERMINATIONS AND RELEASES
7.1. 7.2. 7.3. 7.4. 7.5. 7.6.	Certain Terminations. Rights If Plan Not Confirmed. Term of Bankruptcy Injunction or Stays. Exculpation. Releases. Injunctions.

(a)	Injunction Against Releasors.

(b)	Injunction Protecting Exculpation of Releasees.

(c)	Injunction Against Interference with Plan.

ARTICLE VIII EXECUTORY CONTRACTS AND UNEXPIRED LEASES
8.1. 8.2. 8.3. 8.4. 8.5. 8.6.
Executory Contracts and Unexpired Leases.
Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
Rejection Claims.
Filing of Rejection Claims.
Modifications, Amendments, Supplements, Restatements, or Other Agreements.
Reservation of Rights.

ARTICLE IX PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS
9.1. 9.2. 9.3. 9.4.	Time Limit for Objections to Claims and Interests. Payments. Personal Injury Claims. Estimation of Claims.

ARTICLE X RETENTION OF JURISDICTION
10.1. 10.2.	Retention of Jurisdiction. Jurisdiction Unaffected.

ARTICLE XI CERTAIN OBLIGATIONS OF THE DEBTOR
11.1.	Obligations of the Debtor and/or New Borrower.

ARTICLE XII CONDITIONS TO EFFECTIVE DATE
12.1. 12.2.	Conditions to Occurrence of Effective Date. Nonconsensual Confirmation.

ARTICLE XIII MISCELLANEOUS PROVISIONS
13.1. 13.2. 13.3.	Modification of this Plan. Notices. Limitation of Notice.

(a)	Notice of Entry of Confirmation Order.

(b)	Post-Confirmation Date Service List — Additional Persons Entitled to Notice.

13.4. 13.5. 13.6. 13.7. 13.8. 13.9. 13.10. 13.11. 13.12. 13.13. 13.14.
First Lien Lenders’ Approval.
Headings.
Exhibits.
Non-Severability of Plan Provisions.
Conflicts.
Waiver or Estoppel.
Computation of Time.
Governing Law.
Successors and Assigns.
Withdrawal of Plan.
Other Agreements.

ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION

A. Definitions.

For the purposes of this Plan and the accompanying Disclosure Statement, the following terms (which appear herein as capitalized terms) shall have the respective meanings as hereinafter set forth; such meanings to be equally applicable to the singular and the plural forms of the terms defined, unless the context otherwise requires. Capitalized terms used in this Plan at all times shall refer to terms defined in this Article I. Unless otherwise provided in this Plan, all terms used herein shall have the meaning assigned to them under the Bankruptcy Code or Bankruptcy Rules. The rules of construction applicable to the Bankruptcy Code and the Bankruptcy Rules shall be applicable to this Plan.

1.1. “Administrative Claim” means an unpaid Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the businesses of the Debtor (such as wages, salaries, or commissions for services, and payments for goods, services and leased premises); (b) compensation and reimbursement of expenses for legal, financial advisory, accounting, and other services, including but not limited to, Professional Fees, including those Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code for the period commencing on the Petition Date and ending on the Effective Date (subject to the Fee Cap and section 2.2 hereof); (c) all fees and charges assessed against the Estate pursuant to chapter 123 of the Judicial Code and 28 U.S.C. § 1930; (d) all Bankruptcy Court-approved requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; and (e) amounts incurred by the Debtor and its professionals after the Effective Date, which amounts are covered by the Wind Down Budget.

1.2. “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be thirty (30) days after the Effective Date, except with respect to Professional Fees, which shall be subject to the provisions of Section 2.2 hereof.

1.3. “Adversary Proceeding” means adversary proceeding number BK-S-10-01157-bam pending before the Bankruptcy Court.

1.4. “Allowed” means, with reference to any Claim or Interest and with respect to the Debtor (or New Borrower to the extent Claims are assumed or reinstated pursuant to the terms of this Plan): (a) any Claim against or Interest in Debtor that has been listed by Debtor in its Schedules, as such Schedules may be amended by Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary Proof of Claim or Interest has been Filed and with respect to which no objection has been timely Filed; (b) any Claim or Interest allowed (i) under this Plan or (ii) by Final Order, whether such Claim was subject to an objection or otherwise; or (c) as to which a Proof of Claim has been timely Filed in a liquidated amount with the Bankruptcy Court pursuant to the Bankruptcy Code or any order of the Bankruptcy Court, or has been Filed with leave of the Bankruptcy Court after notice and a hearing, provided that no objection to the allowance of such Claim or motion to expunge such Claim has been interposed by any party-in interest before any final date for the filing of such objections or motions set forth in this Plan, the Confirmation Order or other order of the Bankruptcy Court. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any valid and enforceable Claim that the Debtor may hold against the Holder thereof, to the extent such Claim may be validly offset, recouped, or otherwise reduced under applicable law. Any Claim or Interest that has been or is hereafter listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim or Interest has been timely Filed, is not Allowed and shall be expunged without further action and without any further notice to or action, order, or approval of the Bankruptcy Court.

1.5. “Assets” means all of the assets, property (including the Property), interests, effects, Cash, receivables, real and personal, tangible and intangible, wherever situated, of the Debtor, as they exist on the Effective Date or thereafter, including: (a) Assumed Contracts; (b) all of the Debtor’s other non-Cash Assets, including all of the Debtor’s Causes of Action; (c) any interest in any security deposits held on the Effective Date; and (d) any Cash in the Travelodge Account on the Effective Date.

1.6. “A-Note Percentage” means approximately 57.9% (as such number shall be adjusted and agreed by the First Lien Lenders on the Effective Date).

1.7. “Assumed Contracts” means any of the Debtor’s unexpired leases and executory contracts existing on the Effective Date as listed in the Schedule of Assumed Contracts, which is annexed to the Disclosure Statement as Exhibit V, except to the extent that any such unexpired leases or executory contracts are Excluded Contracts.

1.8. “Backstop Investors” means the Plan proponents which are (i) Five Mile Capital Pooling International LLC, (ii) The Huff Alternative Fund, L.P., (iii) The Huff Alternative Parallel Fund, L.P., (iv) Spectrum Investment Partners, L.P. and (v) Transamerica Life Insurance Company, and certain of their respective affiliates.

1.9. “Ballots” means the ballots to be issued to Holders of Claims or Interests in Classes 3, 5 and 6 for voting on this Plan.

1.10. “Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, as applicable to this Chapter 11 Case.

1.11. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Nevada, or such other court as may from time to time have jurisdiction over the Chapter 11 Case.

1.12. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as heretofore or hereafter amended and the general, local and chambers rules and orders of the Bankruptcy Court.

1.13. “B-Note Percentage” means approximately 42.1% (as such number shall be adjusted and agreed by the First Lien Lenders on the Effective Date).

1.14. “Borrowers” means FX I and FX II.

1.15. “Business Day” means a day, other than a Saturday, Sunday, or other day on which commercial banks in New York City, United States of America; Stuttgart, Munich, Hanover, or Mainz, Federal Republic of Germany; or London, England are authorized or required by law to close.

1.16. “Capital Commitments” means the capital commitments of the Backstop Investors, the Class 5 Investors, and/or the Class 6 Investor, if applicable, to fund tenant improvements, capital expenditures on the Property, and leasing commissions in an aggregate amount not to exceed Five Million dollars ($5,000,000).

1.17. “Cash” means legal tender of the United States of America, which may be conveyed by check or wire transfer.

1.18. “Cash Option” means $250,000 that will be funded from the Total Capital Contribution and which will be Distributed (i) in the event Class 5 votes in favor of this Plan, pro rata to Holders of Allowed Class 5 Claims that elect to be treated under Section 2(e)(ii)(B) or (ii) in the event Class 5 does not vote in favor of the Plan, Pro Rata to all of the Holders of Allowed Class 5 Claims including the Backstop Investors in their capacity as Second Lien Lenders.

1.19. “Causes of Action” means any Claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

1.20. “Chapter 11 Case” means the above-captioned chapter 11 case filed by Debtor.

1.21. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.22. “Claim Objection Deadline” means the deadline to object to all Claims which is (i) sixty (60) days from the Effective Date or (ii) thirty (30) days after such Claim(s) are timely Filed, whichever is later (subject in either case to the provisions of section 2.4 hereof).

1.23. “Claims Register” means the official register of Claims and Interests maintained by Debtor.

1.24. “Class” means a class of Holders of Claims or Interests as described in Article II of the Plan.

1.25. “Class 5 Equity Grant” means up to 10% of the New Borrower Parent Units that will be granted, assuming Class 5 votes in favor of the Plan, to the Holders of Allowed Claims in Class 5 that execute the Subscription Agreement attached to their Ballot and return it by the Voting Deadline to counsel for the Backstop Investors: Haynes and Boone, LLP, 1221 Avenue of the Americas, 26th Floor, New York, New York 10020, Attn: Jonathan Hook, Esq., and thereby agree to perform the following on or before the Effective Date: (1) enter into and deliver the New Borrower Parent LLC Agreement, (2) enter into and deliver the Interest Payment Guaranty (on a joint and several basis), and (3) enter into and deliver the Contribution and Indemnity Agreement.

1.26. “Class 5 Equity Option” means collectively a Pro Rata share of the Class 5 Equity Grant, the Class 5 Purchase Option, and the Class 5 Rights, which a Holder of a Second Lien Loan Claim may opt to receive as its treatment under Section 2.3(e)(ii)(A) herein.

1.27. “Class 5 Investors” means Holders of Allowed Second Lien Loan Claims that are entitled to and properly exercise their Class 5 Purchase Option.

1.28. “Class 5 Percentage” means 84% of the New Borrower Parent Units that are available for purchase by the Holders of the Second Lien Loan Claims on the Effective Date pursuant to the Class 5 Purchase Option.

1.29. “Class 5 Purchase Option” means the option to purchase up to the Class 5 Percentage for a payment of up to 84% of the Total Capital Contribution (such percentage to correspond to the percentage of New Borrower Parent Units being purchased). The Class 5 Purchase Option shall, pursuant to the terms of this Plan, be made available to the Holders of Allowed Claims in Class 5 that (i) make the election in their Ballot to be treated under Section 2.3(e)(ii)(A) herein, and (ii) execute the Subscription Agreement attached to the Ballot and return it by the Voting Deadline to Haynes and Boone, LLP, 1221 Avenue of the Americas, 26th Floor, New York, New York 10020, Attn: Jonathan Hook, Esq., and thereby agree to perform the following on or before the Effective Date: (1) enter into and deliver the New Borrower Parent LLC Agreement and each of the other agreements to be executed by the owners of New Borrower Parent Units as described in the Subscription Agreement, (2) enter into and deliver a duly-authorized Interest Payment Guaranty (on a joint and several basis), and (3) enter into and deliver the Contribution and Indemnity Agreement. In order to participate in the Class 5 Purchase Option, Holders of Allowed Claims in Class 5 that otherwise comply with the requirements stated above must also pay their respective portions of the Total Capital Contribution related to Investment Costs and the Initial Capital Contribution in Cash by the Effective Date.

1.30. “Class 5 Rights” means rights to purchase an additional number of New Borrower Parent Units equal to 2% of the New Borrower Parent Units at a purchase price per Unit equal to (a) $375 million minus Outstanding Debt (as defined in the Class 5 Rights Agreement) at the time of purchase divided by (b) the number of New Borrower Parent Units outstanding at the time of purchase.

1.31. “Class 5 Rights Agreement” means the agreement pursuant to which New Borrower Parent will issue the Class 5 Rights, the form of which is annexed to the Disclosure Statement as Exhibit Q.

1.32. “Class 6 Investor” means the Holder of the Old Membership Interests to the extent such Holder is entitled to and properly exercises the Class 6 Purchase Option.

1.33. “Class 6 Purchase Option” means the option of the Holder of the Old Membership Interests, assuming it votes in favor of the Plan, to purchase on the Effective Date up to 6% of the New Borrower Parent Units for a payment of up to 6% of the Total Capital Contribution (such percentage to correspond to the percentage of New Borrower Parent Units being purchased) to the extent such Holder (i) makes the election in its Ballot to be treated under Section 2.3(f)(ii)(A) herein and (ii) executes the Subscription Agreement attached to its Ballot and returns it by the Voting Deadline to Haynes and Boone, LLP, 1221 Avenue of the Americas, 26th Floor, New York, New York 10020, Attn: Jonathan Hook, Esq., and thereby agrees to perform the following on or before the Effective Date: (1) enter into and deliver the New Borrower Parent LLC Agreement and each of the other agreements to be executed by the owners of New Borrower Parent Units as described in the Subscription Agreement, (2) enter into and deliver a duly-authorized Interest Payment Guaranty (on a joint and several basis), and (3) enter into and deliver the Contribution and Indemnity Agreement. In order to participate in the Class 6 Purchase Option, the Holder of Old Membership Interests that otherwise complies with the requirements stated above must also pay its portion of the Total Capital Contribution related to Investment Costs and the Initial Capital Contribution in Cash by the Effective Date.

1.34. “Class 6 Rights” means rights to purchase an additional number of New Borrower Parent Units equal to 5% of the New Borrower Parent Units at a purchase price per Unit equal to (a) $450 million minus Outstanding Debt (as defined in the Class 6 Rights Agreement) at the time of purchase divided by (b) the number of New Borrower Parent Units outstanding at the time of purchase.

1.35. “Class 6 Rights Agreement” means the agreement pursuant to which New Borrower Parent will issue the Class 6 Rights, the form of which is annexed to the Disclosure Statement as Exhibit R.

1.36. “Co-Lender Agreement” means that certain Co-Lender Agreement, dated as of July 6, 2007, by and between Münchener Hypothekenbank eG, in its capacity as a Note A Holder and the Note B Holder, Deutsche Hypothekenbank (Actien-Gesellschaft), in its capacity as a Note A Holder, Landesbank Baden-Württemberg, as a successor in interest to, in part to, MHB and Deutsche Hypo, in its capacity as a Note A Holder, and LBBW (as successor-in-interest to Credit Suisse, Cayman Islands Branch), in its capacity as Administrative Agent and Collateral Agent.

1.37. “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order.

1.38. “Confirmation Date” means the date upon which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case, within the meaning of Bankruptcy Rules 5003 and 9021.

1.39. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.40. “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan in accordance with the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtor, New Borrower, First Lien Agent, and the Backstop Investors.

1.41. “Contribution and Indemnity Agreement” means the contribution and indemnity agreement to be executed and delivered by the Backstop Investors, Class 5 Investors and the Class 6 Investor, if any, on or before the Effective Date, the form of which is annexed to the Disclosure Statement as Exhibit K.

1.42. “Creditor” means a Holder of a Claim.

1.43. “Cure” means the payment of Cash by Debtor and/or New Borrower, or the Distribution of other property and the performance of any other obligations as the parties may agree or the Bankruptcy Court may order necessary to cure defaults under an executory contract or unexpired lease of the Debtor that are required to allow Debtor and/or New Borrower to assume, or to assume and assign that contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.44. “Cure Bar Date” means the deadline for filing requests for payment of Cure, which shall be five (5) days prior to the Confirmation Hearing.

1.45. “Debtor” means FX I.

1.46. “Debtor Parties” means the Borrowers and the Guarantor.

1.47. “Disallowed Claim” means any Claim or portion thereof that has been disallowed by a Final Order of the Bankruptcy Court.

1.48. “Disclosure Statement” means the solicitation and disclosure statement for this Plan (as amended, supplemented or otherwise modified), including all exhibits and schedules thereto.

1.49. “Disputed Claim” means: (a) any Claim or portion of a Claim (including any Administrative Claim, Priority Claim, Other Secured Claim, Trade Unsecured Claim or Second Lien Loan Claim) listed in the Schedules as disputed, contingent or unliquidated; (b) any Claim, as to which an objection to the allowance thereof has been filed with the Bankruptcy Court within any time limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, this Plan or an order of the Bankruptcy Court, which objection has not been settled, withdrawn, or determined, in whole or in part, by a Final Order; or (c) any Claim listed on the Schedule of Disputed Claims, which is annexed to the Disclosure Statement as Exhibit U.

1.50. “Distribution” means any distribution made by the Distribution Agent pursuant to the terms of this Plan.

1.51. “Distribution Agent” means the Entity or Entities chosen by the First Lien Agent and the Backstop Investors or such other party as is approved by the Bankruptcy Court to make or to facilitate Distributions pursuant to this Plan. From and after the Effective Date, New Borrower may act as a Distribution Agent.

1.52. “Distribution Record Date” means the date of the Confirmation Hearing unless the Bankruptcy Court establishes a different date for the Distribution Record Date in the Confirmation Order.

1.53. “Effective Date” means the first Business Day on which the conditions specified in Article XII of this Plan have been satisfied in full or waived, provided that, such Effective Date shall not be earlier than the fifth Business Day after the Confirmation Order becomes a Final Order unless the First Lien Agent and the Backstop Investors agree to an earlier date.

1.54. “Entity” has the meaning as set forth in section 101(15) of the Bankruptcy Code.

1.55. “Equity Upside Profits Interest” means a profits interest granted to the First Lien Lenders to be provided in the New Secured Credit Agreement and described in the formation documents for New Borrower and New Borrower Parent (and in other applicable Operative Documents). The profits interest shall, under certain conditions, provide that some proceeds from specified direct or indirect sales or transfers of the membership interests in New Borrower Parent will be distributed four percent (4%) to the First Lien Agent and ninety-six percent (96%) to the transferor up to certain values and thereafter ten percent (10%) to the First Lien Agent and ninety percent (90%) to the transferor.

1.56. “Estate” means the estate of the Debtor that was created by the commencement of the Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include any and all privileges and incorporeal hereditaments of the Debtor and any and all interests in property, whether real, personal or mixed, rights, Causes of Action, avoidance powers or extensions of time that the Debtor or the estate shall have had effective as of the Petition Date or thereafter, whether by virtue of sections 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code or otherwise.

1.57. “Excluded Contract” means any expired lease or contract, or any unexpired lease or contract that has been rejected, or is the subject of a pending motion for rejection or has been designated in this Plan or the Plan Supplement (or in any other contract, instrument, stipulation, settlement, release, or other agreement or document entered into in connection with this Plan) as a contract or lease that is not to be assumed by New Borrower.

1.58. “Fee Cap” means such amount as is agreed by the First Lien Agent and the Debtor or, in the event no agreement is achieved, such amount as indicated by the First Lien Agent in the Plan Supplement (such amount to be no less than $1.25 million for all Professional Fees incurred prior to July 21, 2010 and any additional amounts provided for in any subsequent cash collateral order or stipulation approved by the Bankruptcy Court for Professional Fees incurred after July 21, 2010).

1.59. “Fee Claim” means any Claim for compensation or reimbursement of fees and expenses as may be requested by a Professional to the extent such Professional is required to apply to the Bankruptcy Court for payment of such Claim pursuant to sections 326, 328, 330 or 331 of the Bankruptcy Code and the terms of this Plan.

1.60. “File” means to file with the Bankruptcy Court in the Chapter 11 Case.

1.61. “Final Cash Collateral Order” means the most recent Bankruptcy Court order approving the Debtor’s use of cash collateral that may be entered by the Bankruptcy Court.

1.62. “Final Decree” means an order of the Bankruptcy Court closing the Chapter 11 Case pursuant to section 350 of the Bankruptcy Code.

1.63. “Final Order” means an entered order or judgment: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending; or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought and (ii) the time to appeal further or seek certiorari, review reargument, stay or rehearing has been waived or expired and no such further appeal or petition for certiorari, review, reargument, stay or rehearing is pending provided, however, that no order or judgment shall fail to be a “Final Order” hereunder solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order or judgment.

1.64. “First Lien A-Note” means that portion of the First Lien Loan that is the Note A tranche referenced in the Co-Lender Agreement.

1.65. “First Lien Agent” means LBBW, as successor administrative and collateral agent.

1.66. “First Lien B-Note” means that portion of the First Lien Loan that is the Note B tranche referenced in the Co-Lender Agreement.

1.67. “First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 6, 2007, among Borrowers, Guarantor, First Lien Lenders, Credit Suisse, Cayman Islands Branch (as Administrative Agent and Collateral Agent), and Credit Suisse Securities (USA) LLC (as Syndication Agent, Sole Bookrunning Manager, and Sole Lead Arranger) as amended, modified or supplemented.

1.68. “First Lien Lenders” means the banks and financial institutions party to the First Lien Credit Agreement or any permitted assignee or other transferee thereof.

1.69. “First Lien Loan” means the two tranche senior Secured first priority loans made by First Lien Lenders pursuant to the First Lien Credit Agreement.

1.70. “First Lien Loan Claims” means the Claims held by First Lien Lenders under the First Lien Credit Agreement and its related documents.

1.71. “Funds Flow Memo” means a memorandum outlining the sources and uses of funds and other consideration to be distributed on the Effective Date.

1.72. “FX I” means FX Luxury Las Vegas I, LLC, a Nevada limited liability company, formerly known as Metroflag BP, LLC or Debtor.

1.73. “FX II” means FX Luxury Las Vegas II, LLC, a Nevada limited liability company, formerly known as Metroflag Cable, LLC, which was merged into the Debtor pre-petition.

1.74. “General Unsecured Claims” means a Claim against the Debtor that arose prior to the Petition Date and that is not a Secured Claim or a Priority Claim.

1.75. “General Unsecured Claims Bar Date” means the deadline for filing Claims by Holders of any General Unsecured Claims which shall be August 27, 2010, other than for Claims of governmental units which deadline shall be November 27, 2010.

1.76. “Guarantor” means FX Luxury, LLC, a Delaware limited liability company.

1.77. “Holder” means any Person or Entity that is the owner of a Claim or Interest in the Chapter 11 Case.

1.78. “Impaired” means with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.79. “Initial Capital Contribution” means the aggregate sum of up to One Million, Seven Hundred and Fifty Thousand Dollars ($1,750,000) in capital infusions from the Investors for, among other things, funding Distributions and payment of costs and expenses in connection with consummating the Plan. The aggregate sum of the Initial Capital Contribution may be increased, with the mutual agreement of the First Lien Agent and the Backstop Investors, including for fees and expenses incurred in connection with an appeal of the Confirmation Order.

1.80. “Insiders” means Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino.

1.81. “Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of July 6, 2007, by and between Borrowers, Guarantor, First Lien Agent and Second Lien Agent.

1.82. “Interest” means any: (a) equity security, including all membership interests together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto and (b) partnership, limited liability company or similar interest.

1.83. “Interest Payment Guaranty” means that certain Limited Joint and Several Interest Payment Guaranty, the form of which is annexed to the Disclosure Statement as Exhibit J.

1.84. “Interim Cash Collateral Order” means the Bankruptcy Court order dated April 30, 2010, entitled Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362 and 363 and Fed. R. Bankr. P. 2002, 4001 and 9014 (I) Authorizing the Debtor to Use Cash Collateral and (II) Granting Adequate Protection, as entered by the Bankruptcy Court and which may be amended from time to time and any subsequent interim cash collateral orders entered by the Bankruptcy Court.

1.85. “Investment Costs” means up to ten million dollars ($10,000,000) in actual costs and expenses incurred and funded on or before the Effective Date by the Backstop Investors in connection with the Plan, which amounts include the fees and expenses of the Backstop Investors’ legal and financial advisors. The specific amount of Investment Costs will be determined on the Effective Date. Subject to the foregoing, and solely for the purposes of solicitation, it will be assumed that the Investment Costs are the full ten million dollars ($10,000,000).

1.86. “Investors” means the Backstop Investors, and, if applicable, the Class 5 Investors and the Class 6 Investor.

1.87. “Key Transaction Documents” means the amended and restated New Borrower LLC Agreement, the New Borrower Parent LLC Agreement, the New Borrower Parent UPA, the Subscription Agreement, the Offering Memorandum, the Class 5 Rights Agreement, the Class 6 Rights Agreement, the Plan, the Disclosure Statement, the Ballots, the New Secured Loan Documents, and the New Property Management Agreement.

1.88. “LBBW” means Landesbank Baden-Württemberg.

1.89. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.90. “Mortgage” means the Amended and Restated First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of      , 2010, the form of which is annexed to the Disclosure Statement as Exhibit I, which amends and restates the First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of May 11, 2007.

1.91. “New A-Note” means a promissory note evidencing the senior tranche of the New Secured Loan in an original principal amount of One Hundred and Eighty-Eight Million Dollars ($188,000,000), bearing a fixed interest rate of 3.95% per annum (subject to adjustments in accordance with the New Secured Credit Agreement), the form of which is annexed to the Disclosure Statement as Exhibit G-1.

1.92. “New B-Note” means a promissory note evidencing the junior tranche of the New Secured Loan in an original principal amount of Seventy One Million Dollars ($71,000,000) plus an amount not greater than $7.5 million reflecting certain unpaid interest as of the Effective Date, bearing a fixed interest rate of 2.50% per annum (subject to adjustments in accordance with the New Secured Credit Agreement), the form of which is annexed to the Disclosure Statement as Exhibit G-2.

1.93. “New Borrower” means the Debtor as reorganized.

1.94. “New Borrower Interests” means the equity interests of New Borrower to be issued on the Effective Date to New Borrower Parent in exchange for the Total Capital Contribution.

1.95. “New Borrower LLC Agreement” means the amended and restated agreement that will govern New Borrower as of the Effective Date, which shall provide for payment of certain proceeds to the First Lien Lenders upon the initial sale or refinancing of the Property, the form of which is annexed to the Disclosure Statement as Exhibit L.

1.96. “New Borrower Parent” means NBP Luxury, LLC, a Delaware limited liability company that will own all of the New Borrower Interests.

1.97. “New Borrower Parent Units” means the equity interests of New Borrower Parent to be issued in accordance with the New Borrower Parent LLC Agreement, consisting of: (i) the equity interests to be issued to the Backstop Investors in exchange for the Total Capital Contribution, (ii) assuming Class 5 votes in favor of the Plan, the equity interests to be issued to the Holders of Allowed Claims in Class 5 that (a) elect the Equity Option, (iii) assuming Class 6 votes in favor of the Plan, the equity interests to be issued to the Class 6 Holder, to the extent it elects to be the Class 6 Investor, and (iv) any other equity interests of New Borrower Parent issued in accordance with the New Borrower Parent LLC Agreement.

1.98. “New Borrower Parent LLC Agreement” means the agreement that will govern New Borrower Parent as of the Effective Date and which shall provide for payment of certain proceeds to the First Lien Lenders upon the initial sale of membership interests, the form of which is annexed to the Disclosure Statement as Exhibit M.

1.99. “New Borrower Parent UPA” means that certain Unit Purchase Agreement to be executed and delivered by the Backstop Investors, Class 5 Investors and the Class 6 Investor, if any, on or before the Effective Date, the form of which is annexed to the Disclosure Statement as Exhibit P.

1.100. “New Co-Lender Agreement” means that certain Co-Lender Agreement to be entered into by the First Lien Lenders on or prior to the Effective Date.

1.101. “New Property Manager” means Urban Retail Properties, LLC.

1.102. “New Property Management Agreement” means a new property management and leasing agency agreement to be entered into between New Borrower and New Property Manager, in form and substance acceptable to New Borrower Parent and reasonably acceptable to the First Lien Agent, a form of which will be annexed to the Plan Supplement as an exhibit.

1.103. “New Secured Credit Agreement” means the credit agreement to be entered into by New Borrower, as borrower, LBBW, as agent, and the lenders party thereto, the form of which is annexed to the Disclosure Statement as Exhibit H.

1.104. “New Secured Loan” means the two-tranche New Secured Loan to be evidenced by the New A-Note and the New B-Note.

1.105. “New Secured Loan Documents” means (i) the New A-Note, (ii) the New B-Note, (iii) the New Secured Credit Agreement, (iv) the Interest Payment Guaranty, and (v) the Mortgage, forms of which are attached to the Disclosure Statement as Exhibits G-1, G-2, H, J, and I, respectively.

1.106. “New Secured Notes” means the New A-Note and the New B-Note, which will be Distributed to the Holders of Class 3 Claims evidencing the New Secured Loan as described in Section 2.3(c)(iii) herein, the forms of which are annexed to the Disclosure Statement as Exhibit G-1 and G-2.

1.107. “Notice of Confirmation Order” means that certain notice pursuant to Bankruptcy Rule 3020(c)(2) notifying Holders of Claims and Interests that the Bankruptcy Court has confirmed this Plan.

1.108. “Offering Memorandum” means the offering memorandum that will be included in the Solicitation Packages mailed to Holders of Claims in Class 5 and the Class 6 Interest Holder, the form of which is annexed to the Disclosure Statement as Exhibit N.

1.109. “Old Membership Interests” means the membership interests in the Debtor, 100% of which are presently held by the Guarantor.

1.110. “Operative Document” means any contract, instrument, release, settlement agreement or other agreement or document, if any, that is reasonable and necessary to effectuate and implement the transactions provided for in this Plan, (including without limitation, the formation, conversion or qualification documents for New Borrower, New Borrower Parent and the Investors), the New Secured Loan Documents, any other Key Transaction Documents or any documents relating thereto.

1.111. “Other Secured Claim” means a Secured Claim against the Debtor, other than a First Lien Loan Claim, which is either senior to or pari passu with the First Lien Loan Claims.

1.112. “Permitted Encumbrances” shall have the meaning ascribed to such term in the New Secured Credit Agreement.

1.113. “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or organization, or other “person” as defined in section 101(41) of the Bankruptcy Code as well as any governmental agency, governmental unit or political subdivision.

1.114. “Petition Date” means April 21, 2010.

1.115. “Plan” means this chapter 11 plan of reorganization, including all documents referenced herein and all exhibits, supplements, appendices and schedules hereto or thereto, either in its present form or as the same may be amended, supplemented, or otherwise modified from time to time pursuant to the Bankruptcy Code or Final Order.

1.116. “Plan Supplement” means a compilation of documents supplementing and giving effect to the terms to this Plan, which shall be: (a) Filed no later than the Plan Supplement Filing Date, and (b) in a form and substance acceptable to New Borrower Parent and the First Lien Agent. The Plan Supplement shall include: (i) the New Property Management Agreement (ii) any information required for confirmation of this Plan pursuant to the terms of the Bankruptcy Code, including a list of individuals referenced in section 1129(a)(5)(A)(i), and (iii) any of the Operative Documents not attached to the Disclosure Statement.

1.117. “Plan Supplement Filing Date” means the date the Plan Supplement will be Filed, which shall be as soon as practicable, but in no case later than five (5) days prior to the Voting Deadline. The Backstop Investors and/or New Borrower reserve the right to submit amended or revised versions of the Plan Supplement up to the Confirmation Hearing.

1.118. “Priority Claim” means an Allowed Claim entitled to priority under sections 507(a)(2) through (7) of the Bankruptcy Code.

1.119. “Priority Claims Bar Date” means the deadline of June 30, 2010 for filing requests for payment of Priority Tax Claims and Priority Claims, provided however, that with respect to any governmental unit the Priority Claims Bar Date shall be November 27, 2010, and provided further, Professional Fees shall not be subject to such bar date.

1.120. “Priority Tax Claims” means any Allowed Claim that is entitled to priority under section 502(i) or section 507(a)(8) of the Bankruptcy Code. Priority Tax Claims do not include ad valorem tax Claims if such Claims under applicable state law are Secured by a Lien on Debtor’s Assets.

1.121. “Pro Rata” means, with respect to an amount of Cash or other consideration to be paid or Distributed on a particular date to a Holder of an Allowed Claim, that such Distribution shall be made in accordance with the ratio, as of such date, of the amount of such Allowed Claim to the aggregate amount of Claims in the Class to which such Allowed Claim belongs.

1.122. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

1.123. “Professional Fees” means all reasonable fees and expenses incurred by Debtor’s Professionals.

1.124. “Proof of Claim” means a proof of Claim Filed against the Debtor in the Chapter 11 Case.

1.125. “Property” means collectively, approximately 17.89 contiguous acres of land located on the “Las Vegas Strip” at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada that is owned by Debtor, together with all improvements thereon and fixtures attached thereto and rights, easements and other in rem rights appurtenant thereto.2

1.126. “Property Upside Profits Interest” means a profits interest granted to the First Lien Lenders to be provided in the New Secured Credit Agreement and described in the formation documents for New Borrower and New Borrower Parent (and in other applicable Operative Documents). The profits interest shall, under certain conditions, provide that some proceeds from an initial sale or transfer of the Property be paid to the First Lien Agent. The New Secured Credit Agreement and the formation documents for New Borrower and New Borrower Parent will provide that proceeds of any sale or transfer of the Property, any refinancing of the indebtedness, or receipt of specified excess casualty or condemnation proceeds under the New Secured Credit Agreement, shall be applied in accordance with a waterfall to be set forth in the New Secured Credit Agreement. After giving effect to such waterfall, excess proceeds will then be distributed four percent (4%) to the First Lien Agent and ninety-six percent (96%) to the transferor up to certain values and thereafter ten percent (10%) to the First Lien Agent and ninety percent (90%) to the transferor. Proceeds received by the First Lien Agent pursuant to the Property Upside Profits Interest will be reduced to the extent that prior to such sale, transfer or refinancing of the Property there were certain transfers of membership interests in New Borrower Parent subject to the Equity Upside Profits Interest.

1.127. “Record Date” means June 15, 2010.

1.128. “Released Liabilities” means, with respect to a given Releasor, all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities based on any act, omission, transaction, event or other occurrence (other than rights to enforce the terms of this Plan or any related document or agreement), whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that arose prior to the Effective Date and relate to this Plan, the Chapter 11 Case, the Adversary Proceeding, the Intercreditor Agreement, the Co-Lender Agreement which could have been asserted by such Releasor (or on behalf of the Debtor or its Estate) against any Releasee or any of its Representatives.

1.129. “Releasees” means each of the (i) New Borrower, New Borrower Parent, Distribution Agent, the First Lien Agent, the First Lien Lenders, the Second Lien Agent, the Second Lien Lenders, the Investors, and any past or current shareholders, subsidiaries, partners, members, affiliates or Representatives of the aforementioned parties, and (ii) Debtor Parties and their Professionals (solely in their capacity as Representatives of the Debtor Parties), provided however, that (a) Credit Suisse, Cayman Islands Branch, in all capacities including as predecessor First Lien Agent and Second Lien Agent, (b) FX Real Estate and Entertainment, Inc. and its Representatives, and (c) the Insiders shall not be Releasees in any respect.

1.130. “Releasors” means each of the (i) New Borrower, New Borrower Parent, Distribution Agent, the First Lien Agent, the First Lien Lenders, the Second Lien Agent, the Second Lien Lenders, the Investors, Holders of Claims or Interests that accept distributions under this Plan, and any past or current shareholders, subsidiaries, partners, members, affiliates or Representatives of the aforementioned parties, and (ii) Debtor Parties and their Professionals (solely in their capacity as Representatives of the Debtor Parties).

1.131. “Representatives” means, with respect to a given Person, its past and current directors, officers, employees, agents, attorneys, professionals, advisors, trustees, consultants, accountants, contractors and other representatives.

1.132. “Rights” means the Class 5 Rights and the Class 6 Rights, both of which will expire if not exercised within six (6) years of the Effective Date.

1.133. “Schedule of Assumed Contracts” means the schedule of Assumed Contracts and the Debtor’s proposed respective Cure amounts (if any), which is attached to the Disclosure Statement as Exhibit V.

1.134. “Schedule of Disputed Claims” means the non-exhaustive list of Claims whose amounts are disputed, which is attached to the Disclosure Statement as Exhibit U.

1.135. “Schedules” means the schedules of Assets and liabilities, the list of Holders of Interests and the statements of financial affairs Filed by Debtor under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

1.136. “Second Lien Agent” means NexBank, SSB as successor administrative and collateral agent.

1.137. “Second Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated July 6, 2007, as amended, supplemented or otherwise modified.

1.138. “Second Lien Lenders” means the lenders party to the Second Lien Credit Agreement or any permitted assignee thereof.

1.139. “Second Lien Loan Claims” means the Claims of the Second Lien Lenders arising under the Second Lien Credit Agreement and its related documents, which Claims have been scheduled by the Debtor as Allowed.

1.140. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the Creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to this Plan as a secured Claim.

1.141. “Subscription Agreement” means the agreement to be executed and delivered by the Backstop Investors, Class 5 Investors and the Class 6 Investor, if any, on or before the Effective Date, the form of which is annexed to the Disclosure Statement as Exhibit O.

1.142. “Total Capital Contribution” means the sum of (i) the Initial Capital Contribution, (ii) amounts funded under the Capital Commitments, and (iii) the Investment Costs.

1.143. “Trade Unsecured Claims” means General Unsecured Claims that are not Second Lien Loan Claims.

1.144. “Travelodge Account” means the Metroflag Travelodge Checking Account at Bank of America (Account No. 004961612371).

1.145. “Voting Deadline” means October 27, 2010.

1.146. “Wind Down Budget” means amounts incurred by the Debtor and its Professionals that are necessary to wind down the case after the Effective Date, which amounts shall not exceed $25,000.

B. Rules of Interpretation.

Any term used in this Plan that is not defined in this Plan, either in this Article I or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules. For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) to the extent a reference or description in this Plan to an Operative Document is inconsistent with the terms or conditions of that Operative Document, the terms and conditions of the Operative Document shall govern over the reference or description contained in this Plan; (c) any reference in this Plan to an existing document, schedule, Operative Document, or exhibit Filed or to be Filed means such document, schedule, Operative Document, or exhibit, as it may have been or may be amended, modified, or supplemented as of the Effective Date in accordance with the terms hereof; (d) unless otherwise specified in a particular reference, all references in this Plan to Sections, Articles, and exhibits are references to Sections, Articles, and exhibits of or to this Plan; (e) the words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to this Plan in its entirety rather than to only a particular portion of this Plan; (f) the word “all” shall mean “any and all;” (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, including that the terms “includes,” “shall include,” and “including” are not limiting; (i) reference to a pleading, request, or document being “Filed” means duly and properly filed with the Bankruptcy Court as reflected on the docket of the Bankruptcy Court; (j) all exhibits and schedules to this Plan are incorporated into this Plan, and shall be deemed to be included in this Plan, regardless of when they are Filed; (k) any service or notice provided for in this Plan shall be provided at the addresses specified in Article XIII hereof; (l) except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent the exhibits or Operative Documents provide otherwise, the rights, duties and obligations under this Plan shall be governed, construed and enforced in accordance with the laws of the State of Nevada; and (m) to the extent a reference or description in the Disclosure Statement to this Plan or an Operative Document is inconsistent with the terms or conditions of this Plan or Operative Document, the terms and conditions of this Plan or Operative Documents, as applicable, shall govern over the reference contained in the Disclosure Statement.

ARTICLE II
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

2.1. Introduction. All Claims and Interests, except Administrative Claims (including Fee Claims) and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving Distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

2.2. Unclassified Claims.

(a) Administrative Claims.

Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Holder of an Administrative Claim shall, either: (i) be paid in Cash in the Allowed amount of any such Claim on, or as soon as reasonably practicable after, the later of (a) the Effective Date, (b) the date upon which such Administrative Claim becomes Allowed, or (c) such date as is otherwise agreed by the Debtor, New Borrower, and the Holder of such Claim; or (ii) have such Claim assumed by New Borrower, to be paid by New Borrower in Cash in the Allowed amount of any such Claim on, or as soon as reasonably practicable after, the later of (a) the date upon which such Administrative Claim becomes Allowed, (b) the date on which such Administrative Claim becomes due in the ordinary course of business, or (c) such date as is otherwise agreed by the Debtor, New Borrower and the Holder of such Claim.

Notwithstanding the foregoing or anything to the contrary in this Plan: (1) the Debtor/New Borrower shall pay, or cause to be paid, all accrued fees payable under 28 U.S.C. § 1930 on or before the Effective Date of the Plan; (2) all final applications for Fee Claims constituting amounts due for services rendered on or before the Effective Date shall be Filed no later than twenty (20) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court; (3) following the Effective Date, New Borrower shall be responsible for timely payment of all United States Trustee quarterly fees incurred pursuant to 28 U.S.C. § 1930(a)(6) until such time as the Final Decree closing this Chapter 11 Case is entered and all quarterly fees due as of the Confirmation Date are paid in full; and (4) absent the consent of the First Lien Agent, no amounts shall be paid on account of Professional Fees, if, after giving effect to such payment, the aggregate amounts paid on account of Professional Fees would exceed the Fee Cap (or, with respect to amounts incurred after the Effective Date, the Wind Down Budget). The Debtor shall File with the Bankruptcy Court and serve on the United States Trustee a quarterly financial report for each quarter (or portion thereof) that the Chapter 11 Case remains open in such format as reasonably may be required by the United States Trustee.

(b) Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are unaltered by this Plan. Each Holder of an Allowed Priority Tax Claim shall either: (i) be paid the Allowed amount of such Claim in Cash on the Effective Date; (ii) have such Claim assumed by New Borrower, to be paid by New Borrower in Cash in the Allowed amount of any such Claim on the date on which such Claim is payable under applicable law or any agreement relating thereto; or (iii) receive such other treatment as is agreed by the Holder of such Allowed Priority Tax Claim and the Debtor or New Borrower.

2.3. Classified Claims and Interests.

(a) Class 1: Priority Claims.

(i) Claims in Class: Class 1 consists of Priority Claims against the Debtor.

(ii) Treatment: The legal and equitable rights of the Holders of Allowed Priority Claims are unaltered by this Plan. Each Holder shall, either: (a) be paid the Allowed amount of such Claim in Cash on the Effective Date; (b) have such Claim assumed by New Borrower, to be paid by New Borrower in Cash in the Allowed amount of any such Claim on the date on which such Claim is payable under applicable law or any agreement relating thereto; or (c) receive such other treatment as is agreed by the Holder of the Allowed Priority Claim and the Debtor or New Borrower.

(iii) Impairment and Voting: Class 1 is not Impaired and the Holders of Allowed Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 are not entitled to vote to accept or reject this Plan.

(b) Class 2: Other Secured Claims.

(i) Claims in Class: Class 2 consists of Other Secured Claims against the Debtor.

(ii) Treatment: Holders of Allowed Other Secured Claims shall have such Claims reinstated pursuant to section 1124(2) of the Bankruptcy Code and/or assumed by New Borrower on the Effective Date such that the Claim is rendered unimpaired, except to the extent that the Holder agrees to less favorable treatment thereof. The failure of the Debtor, New Borrower, or any other party-in-interest (including the First Lien Lenders or New Borrower Parent) to File an objection, prior to the Effective Date, with respect to any Other Secured Claim that is reinstated under the Plan shall be without prejudice to the rights of New Borrower or any other party-in-interest (including New Borrower Parent) to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable) when and if such Claim is sought to be enforced. Any Cure amount that Debtor and/or New Borrower may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated Other Secured Claim shall be paid on, or as soon as practicable after, the latest of (x) the Effective Date, (y) the date on which such Other Secured Claim becomes Allowed, or (z) such other date as mutually may be agreed to by and among such Holder and the Debtor or New Borrower.

(iii) Impairment and Voting: Class 2 is not Impaired and the Holders of Allowed Other Secured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 are not entitled to vote to accept or reject this Plan.

(c) Class 3: First Lien Secured Claims.

(i) Claims in Class: Class 3 consists of First Lien Loan Claims against the Debtor.

(ii) Treatment: On the Effective Date, each First Lien Lender shall receive, in full satisfaction, settlement, release and exchange for Allowed First Lien Loan Claims, a Distribution of interests, subject to the terms of the New Co-Lender Agreement, of the New Secured Loan evidenced by the New Secured Notes.

The New Secured Notes will be distributed as follows:

(a)	Holders of the First Lien A-Note Claims shall receive a pro rata distribution of:

i.	100% of the New A-Note based on their pro rata share of the First Lien A-Note Claims; and

ii.	The A-Note Percentage of the New B-Note based on their pro rata share of the First Lien A-Note Claims; and

(b)	Holders of the First Lien B-Note Claims shall receive a pro rata distribution of the B-Note Percentage of the New B-Note.

In addition, the Property Upside Profits Interest and the Equity Upside Profits Interest will be Distributed to the First Lien Lenders (or otherwise become effective) as set forth in the New Secured Credit Agreement and the New Borrower Parent LLC Agreement.

(iii) Features of the New A-Note and the New B-Note

a. The New A-Note and the New B-Note will be secured by the same collateral that currently serves as the First Lien Lenders’ collateral (including the Property).

b. 100% of the interest payments made on the New B-Note will amortize the principal amount of the New B-Note on a dollar-for-dollar basis.

c. The form of the New A-Note is attached to the Disclosure Statement as Exhibit “G-1,” the form of the New B-Note is attached to the Disclosure Statement as Exhibit “G-2,” and the form of the New Secured Credit Agreement is attached Disclosure Statement as Exhibit “H.” In addition, the Investors will enter into, on a joint and several basis, an Interest Payment Guaranty in connection with the New A-Note and the New B-Note substantially in the form attached Disclosure Statement as Exhibit “J.” A form of the Contribution and Indemnity Agreement that will be executed and delivered by the Investors in connection with the Interest Payment Guaranty is attached Disclosure Statement as Exhibit “K.”

(iv) Impairment and Voting: Class 3 is Impaired. Holders of Class 3 Claims are entitled to vote to accept or reject this Plan.

(v) Co-Lender Issues: Notwithstanding anything else contained herein, all Distributions received by Holders of Class 3 Claims shall be subject to the terms and conditions of the New Co-Lender Agreement.

(d) Class 4: Trade Unsecured Claims.

(i) Claims in Class: Class 4 consists of Trade Unsecured Claims.

(ii) Treatment: The legal and equitable rights of the Holders of Allowed Trade Unsecured Claims are unaltered by this Plan. Each Holder of an Allowed Trade Unsecured Claim shall, either: (i) be paid the Allowed amount of such Claim in Cash on the Effective Date, (ii) have such Claim assumed by New Borrower, to be paid by New Borrower in the amount and on the date on which such Claim is payable under applicable law or any agreement relating thereto; or (iii) receive such other treatment as is agreed by the Holder of the Allowed Trade Unsecured Claim, Debtor, and First Lien Agent.

(iii) Impairment and Voting: Class 4 is not Impaired and the Holders of Trade Unsecured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 4 are not entitled to vote to accept or reject the Plan.

(e) Class 5: Second Lien Loan Claims.

(i) Claims in Class: Class 5 consists of Second Lien Loan Claims.

(ii) Class 5 Treatment: Assuming Class 5 votes to accept the Plan, each Holder of a Second Lien Loan Claim shall, in full satisfaction, settlement, release and exchange for such Allowed Second Lien Loan Claim receive its choice of one of the following treatments:

(A)	Distribution of the Class 5 Equity Option comprising the following:

1.	a Pro Rata right to participate in the Class 5 Purchase Option;

2.	a Pro Rata Distribution of the Class 5 Equity Grant; and

3.	a Pro Rata Distribution of the Class 5 Rights; or

(B)	A pro rata sharing of the Cash Option based on the amount of Allowed Class 5 Claims that elect the Cash Option.

The Backstop Investors, in their capacity as Second Lien Lenders, shall be deemed to have elected the Class 5 Equity Option and waived their respective rights to elect to participate in the Cash Option.

Notwithstanding, in the event Class 5 does not vote in favor of the Plan, each Holder of a Second Lien Loan Claim, including the Backstop Investors in their capacity as Second Lien Lenders, shall, in full satisfaction, settlement, release and exchange for such Allowed Second Lien Loan Claim, be deemed to have elected and shall receive its Pro Rata share of the Cash Option.

(iii) Distributions: Notwithstanding anything to the contrary in this Plan or in any other document, all Distributions to be made under this Plan to Second Lien Lenders shall be made to the Second Lien Agent to be distributed in accordance with and subject to the terms and conditions of the Second Lien Credit Agreement including satisfaction of obligations to pay fees and expenses of the Second Lien Agent.

(iv) Impairment and Voting: Class 5 is Impaired. Holders of Class 5 Claims are entitled to vote to accept or reject this Plan.

(f) Class 6: Interests.

(i) Interests in Class: Class 6 consists of the Old Membership Interests held in Debtor.

(ii) Treatment: The treatment of Class 6 Interests depends on whether Class 6 votes in favor of the Plan, as follows:

(A)	If Class 6 votes to accept the Plan, the Holder of the Old Membership Interests, in full satisfaction, settlement, cancellation, release and exchange for the Old Membership Interests, shall receive (i) the Class 6 Rights and (ii) the Class 6 Purchase Option.

(B)	If Class 6 does not vote to accept the Plan, the Holder of the Old Membership Interests will not receive any Distribution under the Plan.

Whether treated under 2.3(f)(ii)(A) or (B), on the Effective Date, the Old Membership Interests shall be extinguished and cancelled without further action by any party or notice to such Holder being necessary.

(iii) Impairment and Voting: Class 6 is Impaired and Holders of Class 6 Interests are entitled to vote to accept or reject this Plan.

2.4. Retention of Defenses Regarding Claims and Interests. Except as otherwise provided herein and in any Final Orders in the Chapter 11 Case, nothing shall affect the rights and defenses, both legal and equitable, of the Debtor and New Borrower with respect to any Claims and Interests, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Claims. Without limiting the foregoing, New Borrower shall retain all claims and defenses with respect to any Claims assumed on the Effective Date and shall be entitled to defend or otherwise contest, in any applicable state law venue, any Claim that has not been Allowed (pursuant to a Final Order or otherwise).

2.5. Voting by Impaired Classes. Only members of Class 3, Class 5, and Class 6 are entitled to vote to reject or accept this Plan.

2.6. Proofs of Claim. None of the First Lien Agent, the First Lien Lenders, the Second Lien Agent or the Second Lien Lenders shall be required to File a Proof of Claim with respect to their Claims, all of which shall be deemed to be Allowed in the amounts scheduled on “Annex I” attached hereto.

2.7. Disputed, Contingent and Unliquidated Claims and Interests.2.8. Subject to Section 2.6 above, any Claim or Interest that has been or is hereafter listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim or Interest has been timely Filed, is not considered Allowed and shall be expunged without further action by Debtor and without any further notice to or action, order, or approval of the Bankruptcy Court, and shall receive no Distribution.

ARTICLE III
ACCEPTANCE OR REJECTION OF THIS PLAN

3.1. Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall be deemed to have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.

3.2. Summary of Classes Voting on this Plan. Only the votes of Holders of Claims or Interests of Class 3 (First Lien Secured Claims), Class 5 (Second Lien Loan Claims) and Class 6 (Old Membership Interests), will be solicited with respect to this Plan. Holders of Claims in Class 1, Class 2 and Class 4 shall be deemed to accept the Plan.

3.3. Tabulation of Votes.3.4. Debtor will tabulate all votes on this Plan for the purpose of determining whether this Plan satisfies Bankruptcy Code sections 1129(a)(8) and (10).

ARTICLE IV
PLAN IMPLEMENTATION

4.1. Plan Implementation. This Plan shall be implemented in all respects in a manner that is consistent with the terms and conditions of the New Borrower LLC Agreement, the New Borrower Parent UPA and the requirements of section 1123(a) and other applicable provisions of the Bankruptcy Code. Without limiting the generality of the foregoing, the Total Capital Contribution shall be distributed or applied in the manner necessary to satisfy the costs, expenses and entitlements outlined herein on the Effective Date or at such other time as shall be ordered by the Bankruptcy Court.

4.2. Issuance of New Borrower Interests, New Borrower Parent Units and Rights.4.3. On the Effective Date, the Old Membership Interests shall be cancelled. The New Borrower Interests shall be issued to New Borrower Parent in accordance with the New Borrower LLC Agreement. The New Borrower Parent Units shall be issued to the Backstop Investors in accordance with the New Borrower Parent UPA and the New Borrower Parent LLC Agreement, subject to Distributions of the New Borrower Parent Units to (i) the Holders of Allowed Class 5 Claims, in the event Class 5 votes to accept the Plan, that elect the Equity Option, and (ii) the Class 6 Interest Holder, in the event Class 6 votes to accept the Plan, to the extent it elects to be the Class 6 Investor.

The Rights shall be issued as follows: (a) the Class 5 Rights to the Holders of Allowed Class 5 Claims, in the event Class 5 votes to accept the Plan, that elect the Equity Option; and (b) the Class 6 Rights to the Holder of the Old Membership Interests, in the event Class 6 votes to accept the Plan. Except as expressly agreed to otherwise by New Borrower or as provided in this Plan or the New Secured Loan Documents, beginning on the Effective Date, the Assets will be owned by New Borrower free and clear of all Liens (except for the Mortgage and any Liens for ad valorem taxes not yet due and payable and Permitted Encumbrances) and Claims (other than Claims which have been assumed by New Borrower), but subject to easements, restrictions, conditions and limitations of record that affected the title to the Property as of the Petition Date, any Liens securing Other Secured Claims that are reinstated or assumed by New Borrower, and any such matters arising after the Petition Date which have been approved by New Borrower. The Confirmation Order shall, among other things, constitute an Order authorizing the managers, officers, and agents of the Debtor, New Borrower, and New Borrower Parent to execute and deliver the Operative Documents, as applicable (to the extent they have not already been executed and delivered), including without limitation all documents necessary to, on or prior to the Effective Date, rename New Borrower as may be agreed by the Backstop Investors without requiring any further corporate authorizations and notwithstanding the requirements under any applicable non-bankruptcy law. The Confirmation Order shall, among other things, provide that: (i) the First Lien Lenders, New Borrower, New Borrower Parent, and the Investors have acted in good faith; (ii) the Distributions and/or consideration received by the Investors and the Holders of Allowed Claims shall not be subject to avoidance, turnover or disgorgement in any subsequent insolvency proceeding by any Entity; and (iii) the Mortgage constitutes a valid first priority Lien, subject only to any Permitted Encumbrances.

4.3. Assumption of Liabilities. On the Effective Date, and subject to any applicable bar dates described herein, unless such Claims shall be paid on or prior to such date, New Borrower shall be deemed to have assumed any Claim that is an Administrative Claim, a Priority Tax Claim, a Trade Unsecured Claim, or a Priority Claim (including any such Claims that are Disputed Claims or with respect to which any applicable period for asserting a Claim has not expired), and all Other Secured Claims will be reinstated and assumed by New Borrower pursuant to and in accordance with the terms hereof. New Borrower shall be obligated to honor and satisfy all such assumed or reinstated Claims solely if and to the extent such Claims are Allowed Claims or become Allowed Claims. The failure of New Borrower to File an objection, prior to the Effective Date, with respect to any Other Secured Claim that is reinstated under the Plan or with respect to any Claims that are assumed by New Borrower hereunder shall be without prejudice to the rights of New Borrower or any other party-in-interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court or any other applicable state or federal court) when and if such Claim is sought to be enforced.

4.4. Adoption of New Borrower LLC Agreement. On the Effective Date and without further order of the Bankruptcy Court or need for corporate approval, the New Borrower LLC Agreement shall supersede and replace all other operating agreements previously governing the Debtor.

4.5. Management. Following the Effective Date, New Borrower shall be managed as provided in the New Borrower LLC Agreement and the New Property Management Agreement, and all managers, officers and other agents of the Debtor shall automatically be removed and terminated without further action by Debtor or New Borrower and without the requirement of further notice.

4.6. Injunction.4.7. Except as otherwise provided in this Plan or the Confirmation Order, on and after the Effective Date all Entities and Persons that have held, currently hold or may hold a debt, Claim, other liability or Interest against or in Debtor are permanently enjoined from taking any of the following actions on account of such debt, Claim, liability, Interest or right: (i) commencing or continuing in any manner any action or other proceeding on account of such debt, Claim, liability, Interest or right against Assets or proceeds thereof that are to be distributed under this Plan, other than to enforce any right to a Distribution with respect to such Assets or the proceeds thereof as provided under this Plan; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against any Assets retained by New Borrower or distributed to Holders of Claims under this Plan, other than as permitted under subparagraph (i) above; and (iii) creating, perfecting or enforcing any Lien or encumbrance against any Assets retained by New Borrower or distributed under this Plan, other than as permitted by this Plan.

On and after the Effective Date, each Holder of any Claim against or Interest in Debtor is permanently enjoined from taking or participating in any action that would interfere or otherwise hinder Debtor from implementing this Plan, the Confirmation Order or any Operative Documents in accordance with the terms thereof.

4.7. Exemption from Securities Laws. Pursuant to section 1145(a) of the Bankruptcy Code, the issuance of securities under a chapter 11 plan in exchange for a claim against or interest in a debtor is exempt from registration under the Securities Act of 1933 (the “Securities Act”). The issuance of the New Borrower Interests, the New Borrower Parent Units and the Rights satisfy the requirements of Bankruptcy Code section 1145(a) and therefore will be exempt from registration under the Securities Act.

4.8. Exemption from Certain Transfer Taxes and Further Transactions. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance or exchange of any security, or the making or delivery of any instrument of transfer under, in furtherance, or in connection with this Plan, including, but not limited to, any deeds, bills of sale, assignments or other instruments of transfer (including those with respect to the Property), shall not be subject to any stamp tax, real estate transfer tax or similar tax.

4.9. Final Decree.4.8. Notwithstanding otherwise applicable law, the Debtor shall not request entry of the Final Decree, unless such provision(s) are waived by the Backstop Investors and the First Lien Agent, until:

(a) All adversary proceedings and contested matters pending before the Bankruptcy Court have been resolved by a Final Order;

(b) All Claims have either: (i) become Allowed Claims and have been paid in accordance with the treatment to be given such Allowed Claim pursuant to this Plan; (ii) been disallowed by a Final Order or deemed to be a Disallowed Claim in accordance with the terms of this Plan; or (iii) been assumed by New Borrower or reinstated;

(c) All Distributions to be made by Debtor to Holders of Allowed Claims shall have been made by the Distribution Agent in accordance with the requirements of this Plan; and

(d) The Initial Capital Contribution, to the extent applicable, has been disbursed to New Borrower to be distributed in accordance with this Plan and the New Borrower Interests, the New Borrower Parent Units, and the Rights have been issued.

4.10. Effectuating Documents, Further Transactions. On and after the Effective Date, New Borrower, New Borrower Parent, the Investors and the agents, officers and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan in the name of and on behalf of New Borrower and New Borrower Parent, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to this Plan. Without limitation of the foregoing, on the Effective Date, (a) New Borrower is authorized and directed to effectuate cancellation of the Old Membership Interests and issue the New Borrower Interests, (b) New Borrower Parent is authorized and directed to issue the New Borrower Parent Units and the Rights and (c) the agents, managers and officers of New Borrower and New Borrower Parent are authorized and directed to execute and file the Amendments to the Certificate of Formation of New Borrower (including, if required, to reflect the appropriate change of name of New Borrower) with the Secretary of State of Nevada and to execute and file, if required, all other documents, instruments and agreements necessary to effectuate the Plan.

4.11. Adequate Protection Liens.4.9. As of the Effective Date, any replacement liens granted as adequate protection pursuant to the terms of the Interim Cash Collateral Order and the Final Cash Collateral Order shall be deemed to be eliminated and of no further force and effect.

ARTICLE V
EFFECT OF CONFIRMATION

5.1. Assets. Subject to the provisions of this Plan and the Confirmation Order, all of the Assets that are not to be distributed shall be vested in New Borrower on the Effective Date. As of the Effective Date, all such Assets shall be free and clear of all Claims, Liens, Interests, including, without limitation, any Claims arising from the First Lien Loan, the Second Lien Loan and the Old Membership Interests to the fullest extent permitted by section 1141(c) of the Bankruptcy Code, except as otherwise provided in this Plan or Confirmation Order. From and after the Effective Date, New Borrower shall be free of any restrictions imposed by the Bankruptcy Code or Bankruptcy Court, other than the obligations set forth in this Plan, or the Confirmation Order.

5.2. Discharge. Except as provided in the Plan or Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims and Interests. Except as provided in the Confirmation Order, Confirmation discharges Debtor and/or New Borrower from all Claims, or other debts that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (a) a proof of claim based on such debt is filed or deemed to be filed under Section 501 of the Bankruptcy Code; (b) a Claim based on such debt is Allowed under Section 502 of the Bankruptcy Code; or (c) the holder of a Claim based on such debt has accepted the Plan.

5.3 Judgments Void.5.4 Any judgment obtained before or after the Confirmation Date in any court other than the Bankruptcy Court shall be null and void as a determination of the liability of the Debtor and/or New Borrower with respect to any debt treated by the Plan.

5.4 Dismissal of Adversary Proceeding. On the Effective Date, the Adversary Proceeding shall be deemed dismissed with prejudice. Within five (5) business days after the Effective Date, the parties to the Adversary Proceeding shall file a joint notice of dismissal reflecting that the Adversary Proceeding has been dismissed with prejudice.

5.5 Withdrawal and Dismissal of Amended Lift Stay Motion. On the Effective Date, the Amended Lift Stay Motion shall be deemed to be withdrawn and dismissed with prejudice. Within five (5) days after the Effective Date, the First Lien Agent shall file a notice on the Effective Date reflecting that the Amended Lift Stay Motion has been dismissed with prejudice.

ARTICLE VI
PROVISIONS CONCERNING PLAN DISTRIBUTIONS

6.1. Distributions on Account of Claims Allowed as of the Effective Date. Distributions under this Plan on account of Claims Allowed on or before the Effective Date shall be made on the Effective Date.

6.2. Distributions on Account of Claims Allowed after the Effective Date.

(a) Payments and Distributions on Disputed Claims. In the event that there are Disputed Administrative Claims or Disputed Priority Claims requiring adjudication and resolution and such Claims have not become Allowed or Disallowed prior to the Effective Date then the obligation to satisfy such Claims will be assumed by New Borrower, subject to Allowance or Disallowance by the Bankruptcy Court. Except as otherwise provided in this Plan, a Final Order, or as agreed to by First Lien Agent, any Disputed Claim that becomes Allowed after the Effective Date shall be satisfied or performed by New Borrower in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice.

(b) Special Rules for Distributions to Holders of Disputed Claims. Except as otherwise provided in this Plan and except as otherwise agreed by the relevant parties: (i) no partial payments and no partial Distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order, and (ii) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any Distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Claims have been Allowed.

6.3. Distributions to Second Lien Lenders. Notwithstanding anything to the contrary, all Distributions to be made to Second Lien Lenders under this Plan shall be made to the Second Lien Agent to be distributed in accordance with and subject to the terms and conditions of the Second Lien Credit Agreement including satisfaction of obligations to pay fees and expenses of the Second Lien Agent.

6.4. Manner of Payment Under this Plan. Distributions of Cash to be made by the Distribution Agent pursuant to this Plan shall be made, at the discretion of the Distribution Agent, by check drawn on the Distribution Agent’s bank account or by wire transfer from a domestic bank.

6.5. Whole Dollars. Any other provision of this Plan to the contrary notwithstanding, no payments of cents will be made. Whenever any payment of cents would otherwise be called for, the actual payment may reflect a rounding of such fraction to the nearest whole dollar (up or down).

6.6. Escheat. Holders of Allowed Claims shall have three (3) months from the check date to negotiate Distribution checks issued by the Distribution Agent under the terms of this Plan, otherwise payment on such checks may at the Distribution Agent’s sole discretion be stopped and the funds shall escheat to the Distribution Agent and shall be promptly distributed to New Borrower in accordance with section 347 of the Bankruptcy Code.

6.7. Delivery of Distributions.

(a) Record Date for Distributions. On the Distribution Record Date, the Claims Register shall be closed and any Person responsible for making Distributions shall be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a Claim is transferred twenty or fewer days before the Distribution Record Date, the Distribution Agent shall make Distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b) Distribution Agent. The Distribution Agent shall make all Distributions required under this Plan.

(c) Delivery of Distributions in General. Notwithstanding any other provision of this Plan (including Sections 6.7(a), 6.7(b) and 6.9), all Distributions of Cash or other consideration to Holders of (i) Claims in Class 3 shall be made to First Lien Agent for the benefit of First Lien Lenders or as otherwise directed by First Lien Agent, and (ii) Second Lien Loan Claims shall be made to the Second Lien Agent to be distributed pursuant to the terms and conditions of the Second Lien Credit Agreement including satisfaction of obligations to pay fees and expenses of the Second Lien Agent. Except as otherwise provided in this Plan, and notwithstanding any authority to the contrary, Distributions to all other Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Debtor as Distribution Agent: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtor has been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Debtor after the date of any related Proof of Claim; (d) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and Debtor has not received a written notice of a change of address; or (e) on any counsel that has appeared in the Chapter 11 Case on the Holder’s behalf. Except as otherwise provided in this Plan, Distributions under this Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the Distributions in the manner set forth in this Plan. Absent willful misconduct or gross negligence, Debtor, New Borrower, New Borrower Parent, the Investors, First Lien Agent, First Lien Lenders, Second Lien Agent and Second Lien Lenders and Distribution Agent, as applicable, shall not incur any liability on account of any Distributions made under this Plan.

6.8. Returned Distributions. In the case of Cash Distributions to the Holders of Allowed Claims that are returned to the Distribution Agent due to an incorrect or incomplete address, the Distribution Agent shall retain any such returned Cash Distribution in a segregated account established by the Distribution Agent to keep track of any returned Distributions. Unless the Holder of the Allowed Claim relating to any such returned Cash Distribution contacts the Distribution Agent (or its designee) within three (3) months from the date on which such Cash Distribution was returned and provides the Distribution Agent (or its designee) with acceptable proof of identity and an accurate address, such Holder shall forfeit all rights thereto, and to any and all future Cash Distributions or rights under this Plan. In such event, the Claim for which such Cash Distributions was issued shall be treated as a Disallowed Claim and the Cash Distribution on account of such Disallowed Claim shall promptly be distributed to New Borrower.

6.9. Disputed Distributions.6.10. In the event of any dispute between or among Holders of Claims or Interests as to the right to any Holder of a Claim or Interest to receive or retain any Distribution to be made to such Holder under this Plan, the Distribution Agent or New Borrower, in lieu of making such Distribution to such Holder shall hold such Distribution pending the resolution thereof.

Any party-in-interest that fails to raise such dispute by filing an appropriate request for relief with the Bankruptcy Court prior to the issuance of such disputed Distribution by the Distribution Agent shall be deemed to have forever waived any right to dispute such Distribution or to enjoin, impair or otherwise restrict the use of any such Distribution.

6.10. Setoffs. The Distribution Agent may, but shall not be required to, set-off against any Cash Distributions to be made pursuant to this Plan to a Holder of an Allowed Claim, Claims of any nature whatsoever that the Debtor may have, or may have had, against such Holder that have not been previously released, but neither the failure to do so, nor the allowance of any Claim held by such Holder shall constitute a waiver or release by the Distribution Agent of any such Claim Debtor may have, or may have had, against such Holder.

6.11. Withholding Taxes.6.12. The Distribution Agent shall be entitled to deduct any applicable federal or state withholding taxes from any payments made with respect to Allowed Claims, as appropriate, and shall otherwise comply with section 346 of the Bankruptcy Code. In connection with the consummation of the Plan, the Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements. In the event that any Holder of an Allowed Claim fails to provide the Distribution Agent with tax or withholding information (such as a completed W-9 form) within three (3) months from the date of the Distribution Agent’s initial request for such information from such Holder, then such Holder shall forfeit any and all rights to receive any distribution otherwise provided for under this Plan.

6.12. Allocation of Distributions.6.13. Distributions on account of Allowed Claims shall, for tax purposes, be treated as allocated first to principal, and thereafter to interest only to the extent that the entire principal amount has been recovered, if applicable.

ARTICLE VII
CERTAIN TERMINATIONS AND RELEASES

7.1. Certain Terminations. On the Effective Date, all instruments evidencing Claims against, or Interests in, the Debtor held by Holders of Claims or Interests that are Impaired by this Plan shall be deemed canceled as against the Debtor and New Borrower.

7.2. Rights If Plan Not Confirmed. If Confirmation of this Plan or the Effective Date does not ultimately occur, this Plan shall be deemed null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person or Entity or to prejudice in any manner the rights of the Debtor or any Person or Entity in any further proceedings involving Debtor.

7.3. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or orders entered in adversary proceedings or contested matters or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date unless the Bankruptcy Court shall order otherwise.

7.4. Exculpation. None of the Releasees or any of their respective Representatives shall have or incur any liability to any Holder of a Claim against or Interest in Debtor, or any other party-in-interest, or any of their Representatives, or any of their successors or assigns, for any act, omission, transaction or other occurrence in connection with, relating to, or arising out of the Chapter 11 Case, the Adversary Proceeding, the Intercreditor Agreement, the pursuit of confirmation of this Plan, or the consummation of this Plan, except and solely to the extent such liability is based on fraud, gross negligence or willful misconduct. The Releasees shall be entitled to reasonably rely upon the advice of counsel with respect to any of their duties and responsibilities under this Plan or in the context of the Chapter 11 Case. No Holder of a Claim against or Interest in Debtor, or any other party-in-interest, including their respective Representatives, shall have any right or action against the Releasees or any of their Representatives, for any act, omission, transaction or other occurrence in connection with, relating to, or arising out of, the Chapter 11 Case, the Adversary Proceeding, the Intercreditor Agreement, the pursuit of confirmation of this Plan, the consummation of this Plan or the administration of this Plan, except to the extent arising from fraud. Nothing in this Section 7.4 shall be deemed an exculpation by any Releasor of any Releasee or any of its Representatives for any acts, omissions, transactions, events or other occurrences taking place after the Effective Date or an exculpation by the First Lien Agent, the First Lien Lenders, or any other party in connection with the New Secured Loan or any amounts owed under the New Secured Loan Documents.

7.5. Releases. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasor will be deemed to release, waive and forever discharge all Released Liabilities against each Releasee and each Releasee’s respective Representatives; provided however, the releases provided in this Section 7.5 shall not constitute a release of any liability based on willful misconduct, gross negligence or fraud; provided further, that nothing herein shall be deemed to constitute a release by any Releasor of any Releasee or any of its Representatives for any acts, omissions, transactions, events or other occurrences taking place after the Effective Date unless such acts, omissions, transactions, events or other occurrences are taken as provided for in this Plan and the Disclosure Statement; and provided further, that any party who is rightly included in the definition of Releasee that challenges the Plan or its implementation shall no longer be classified as a Releasee.

7.6. Injunctions.

(a) Injunction Against Releasors. All of the Releasors, along with any of their respective Representatives, successors or assigns, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Releasees or any of their respective Representatives in respect of any Released Liabilities, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Releasees or any of their respective Representatives in respect of any Released Liabilities, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Releasees or any of their respective Representatives in respect of any Released Liabilities, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Releasees or any of their respective Representatives or against the property or interests in property of the Releasees or any of their respective Representatives, in respect of any Released Liabilities; provided however, that nothing contained herein shall preclude such Releasors from exercising their rights pursuant to and consistent with the terms hereof and the contracts, instruments, releases and other agreements and documents delivered under or in connection with this Plan; provided further, that nothing contained herein shall be deemed to enjoin any Releasor from taking any action against any Releasee or any of its Representatives based on the release exceptions contained in the three provisos at the end of Section 7.5 of this Plan.

(b) Injunction Protecting Exculpation of Releasees. All Holders of Claims against or Interests in Debtor and any other parties-in-interest, along with any of their Representatives and any of their successors or assigns are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against Releasees or any of their respective Representatives in respect of any potential liability for which exculpation is granted pursuant to Section 7.4 of this Plan, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against Releasees or any of their respective Representatives in respect of any potential liability for which exculpation is granted pursuant to Section 7.4 of this Plan, (iii) creating, perfecting, or enforcing any encumbrance of any kind against Releasees or any of their respective Representatives in respect of any potential liability for which exculpation is granted pursuant to Section 7.4 of this Plan, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any Releasee or any of their respective Representatives or against the property or interests in property any Releasee or any of their respective Representatives, in respect of any potential liability for which exculpation is granted pursuant to Section 7.4 of this Plan; provided, however, that nothing contained herein shall preclude any Holder or other party-in-interest from exercising its rights pursuant to and consistent with the terms hereof and the contracts, instruments, releases and other agreements and documents delivered under or in connection with this Plan.

(c) Injunction Against Interference with Plan. Upon the Effective Date, all Holders of Claims against or Interests in Debtor and its Representatives (solely in their capacity as a Representative of the Debtor) and any of their successors or assigns are permanently enjoined from taking any actions to interfere with the Plan’s implementation or consummation.

ARTICLE VIII
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1. Executory Contracts and Unexpired Leases. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions for all Assumed Contracts, which shall automatically be deemed assumed by New Borrower as of the Effective Date.

8.2. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. Any of the Assumed Contracts that are, or may be, alleged to be in default, shall be Cured either in the ordinary course of business or on the Effective Date. Except with respect to Assumed Contracts with respect to which the Debtor, New Borrower, and the applicable counterparties have stipulated in writing the appropriate Cure, all requests of Cure that differ from the Cure amounts calculated by Debtor and treatment proposed by New Borrower, as set forth in the Schedule of Assumed Contracts, must be Filed with the Bankruptcy Court on or before the Cure Bar Date. Any request for payment or other Cure that is not timely Filed shall be disallowed automatically and forever barred from assertion and shall not be enforceable against the Debtor or New Borrower, without the need for any objection by the Debtor or New Borrower or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim for Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtor or New Borrower of the amounts listed on the proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary. The Debtor or New Borrower also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.

If a counterparty objects to any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of New Borrower to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then the Cure shall occur as soon as reasonably practicable after entry of an order resolving such dispute, approving such assumption, or as may be agreed upon by Debtor, New Borrower and the counterparty to the Assumed Contract, with the consent of First Lien Agent, which consent shall not be unreasonably withheld or denied. Any counterparty to an Assumed Contract that fails to object timely to the proposed assumption of any such contract or unexpired lease will be deemed to have consented to such assumption. Debtor and New Borrower reserve the right either to reject or nullify the assumption of any executory contract or unexpired lease no later than thirty (30) days after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such executory contract or unexpired lease.

Assumption of any Assumed Contract pursuant to this Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults with respect to provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Contract at any time prior to the effective date of assumption. Any Proofs of Claim Filed with respect to an Assumed Contract that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

8.3. Rejection Claims. Any Holder of a Claim whose Claim arises from the rejection of an executory contract or unexpired lease with Debtor shall have the rights of Holder of a Trade Unsecured Claim and shall receive the treatment provided to Holders of Class 4.

8.4. Filing of Rejection Claims. Any Person or Entity who believes they are entitled to assert a Claim against the Debtor by virtue of the rejection of an executory contract or unexpired lease pursuant to this Article VIII or a Final Order entered after the Confirmation Date, may File a Claim with the Clerk of the Bankruptcy Court not later than twenty (20) days after the date of any such rejection or such later time as may be set forth for the filing of such Claim in said Final Order. If such Claim is not so Filed, it shall be forever barred from assertion against New Borrower or any of the Assets. Nothing in this Section 8.4 shall affect the right of any party-in-interest to object to any Claim which has been improperly Filed or not Filed on a timely basis.

8.5. Modifications, Amendments, Supplements, Restatements, or Other Agreements. Each Assumed Contract shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Assumed Contract, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan.

Modifications, amendments, supplements, and restatements to pre-petition executory contracts and unexpired leases that have been executed by Debtor during the Chapter 11 Case shall not be deemed to alter the pre-petition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

8.6. Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by Debtor or any other party that any such contract or lease is in fact an executory contract or unexpired lease or that the Debtor or New Borrower has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, Debtor and New Borrower shall have thirty (30) days following entry of the relevant order to resolve such dispute to alter their treatment of such contract or lease.

ARTICLE IX
PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

9.1. Time Limit for Objections to Claims and Interests. Unless otherwise ordered by the Bankruptcy Court, objections to Priority Claims, Priority Tax Claims, Administrative Claims, General Unsecured Claims, and Interests shall be Filed with the Bankruptcy Court and served upon each Holder of each of the Claims and Interests to which objections are made not later than (i) sixty (60) days after the Effective Date, or (ii) thirty (30) days after such Claim(s) or Interest(s) are timely Filed, whichever is later. Neither the Debtor nor New Borrower shall be required to file any objection to any Claim listed in the Schedule of Disputed Claims and all such Claims shall be treated as Disputed Claims and shall be subject to resolution after the Effective Date. The fact that a Claim is not listed in the Schedule of Disputed Claims shall not be deemed an admission by any party that a Claim is valid. After the Effective Date, New Borrower shall be solely responsible for pursuing objections to Claims and Interests and otherwise litigating, settling or otherwise resolving all Disputed Claims.

9.2. Payments. Payments and Distributions to each Holder of a Disputed Claim that ultimately becomes an Allowed Claim shall be made in accordance with the provision of this Plan with respect to the Class of Creditors to which the respective Holder of an Allowed Claim belongs.

9.3. Personal Injury Claims. All objections to Claims Filed for personal injury tort damages, if any, shall be determined by the United States District Court for the District of Nevada.

9.4. Estimation of Claims. Debtor, shall be permitted, at any time, to request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether Debtor previously had objected to such Claim or whether the Bankruptcy Court had ruled on such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during any litigation concerning any objection to such Claim, including during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If such estimated amount constitutes a maximum limitation on the amount of such Claim, Debtor may elect to pursue any supplemental proceedings to object to the allowance of such Claim.

ARTICLE X
RETENTION OF JURISDICTION

10.1. Retention of Jurisdiction. Except to the extent otherwise expressly set forth herein, the Bankruptcy Court shall retain jurisdiction of the Chapter 11 Case following the Confirmation Date for the following purposes, it being expressly intended that such retention of jurisdiction shall in all cases hereafter set forth, extend to any actions or proceedings commenced prior or subsequent to the Confirmation Date and/or the Effective Date whether by Debtor or the parties specified herein:

(a) To hear and determine any objections to the allowance of Claims and Interests, including any objections by New Borrower with respect to any Claims which have been reinstated or assumed in accordance with the terms of this Plan (unless such Claims are pursued in an alternative forum or venue);

(b) To determine any and all applications for compensation for any Professionals and similar fees to the extent made specifically subject to a hearing under this Plan and applicable provisions of the Bankruptcy Code;

(c) To determine any and all applications for the rejection or assumption and assignment of executory contracts or for the rejection or assumption and assignment, as the case may be, of unexpired leases to which the Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising there from;

(d) To determine any and all applications, motions, adversary proceedings, and contested or litigated matters properly before the Bankruptcy Court;

(e) To modify this Plan pursuant to section 1127 of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order to the extent authorized by the Bankruptcy Code;

(f) To hear and determine all controversies, suits and disputes, if any, as may arise in connection with the interpretation or enforcement of this Plan, any agreements, documents, or instruments issued under or relating to this Plan, including any documentation evidencing the terms of this Plan;

(g) To hear and determine all controversies, suits and disputes, if any, as may arise with regard to orders of this Bankruptcy Court entered in this Chapter 11 Case;

(h) To adjudicate all controversies concerning the classification of any Claim or Interest;

(i) To liquidate damages in connection with any disputed, contingent or unliquidated Claim;

(j) To adjudicate all Claims to a security or ownership interest in any of the Assets, or in any proceeds thereof,

(k) To adjudicate all Claims or controversies arising out of any purchases, sales or contracts made or undertaken by Debtor;

(l) To determine all questions and disputes regarding recovery of and entitlement to any property of the Debtor, or in any proceeds thereof and determine all Claims and related disputes between or among the Debtor, First Lien Agent, First Lien Lenders, Second Lien Agent, Second Lien Lenders, and any other Entity or Person;

(m) To adjudicate all Causes of Action with respect to which the Debtor is a party, whether or not such Claim or controversy is raised or filed before or after the Confirmation Date;

(n) To determine issues and disputes concerning entitlement to Distributions to be made under and pursuant to this Plan;

(o) To enter any order, including injunctions, necessary to enforce the title, rights and powers of the Debtor or the rights of any Entity hereunder and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Bankruptcy Court may deem necessary or appropriate;

(p) To determine such other matters as may be provided for in the Confirmation Order and this Plan, or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;

(q) To enter a Final Decree closing the Chapter 11 Case;

(r) To enforce the provisions of any claims bar date established in the Chapter 11 Case; and

(s) To make such orders as are necessary or appropriate to carry out the provisions of this Plan and the Operative Documents, including but not limited to orders interpreting, clarifying or enforcing the provisions thereof.

Notwithstanding the foregoing, any disputes with respect to the New Secured Loan Documents arising after the Effective Date shall be adjudicated pursuant to the terms of the New Secured Loan Documents and in accordance with the provisions related to the choice of law, jurisdiction and venue contained therein

10.2. Jurisdiction Unaffected. The occurrence of the Effective Date and/or the entry of a Final Decree shall not divest the Bankruptcy Court of any jurisdiction otherwise retained under this Article X or the Confirmation Order.

ARTICLE XI
CERTAIN OBLIGATIONS OF THE DEBTOR

11.1. Obligations of the Debtor and/or New Borrower.

(a) Debtor, New Borrower, New Borrower Parent, and/or the Investors, where applicable, in addition to performance of their other obligations as may be required hereunder, the Bankruptcy Code and prior orders of the Bankruptcy Court, shall:

(i) After the Confirmation Date, take such action and execute such documents as may be reasonably required to consummate this Plan;

(ii) Maintain insurance on all of the Assets up to the Effective Date;

(iii) Maintain all of its books, records and accounting systems in accordance with past practices up to the Effective Date; and

(iv) Not sell or dispose of any of its Assets, or any proceeds thereof, except pursuant to a Sale or as contemplated by the Plan, or as permitted pursuant to the New Secured Credit Agreement, or as otherwise may be authorized by order of the Bankruptcy Court up to the Effective Date.

(b) As of the Effective Date, Debtor’s remaining officers shall be deemed to have resigned and replaced by the new officers of New Borrower.

(c) Each of the Debtor’s Professionals, including lawyers and financial advisors, shall conclude their engagements by Debtor as soon as practicable after the Effective Date and shall File their final fee applications to be set for hearing before the Bankruptcy Court as soon as practicable after the Effective Date, but in no event later than as otherwise required by the terms of this Plan or any applicable orders of the Bankruptcy Court.

ARTICLE XII
CONDITIONS TO EFFECTIVE DATE

12.1. Conditions to Occurrence of Effective Date. Each of the following are conditions to be met on or before the Effective Date, which conditions must be satisfied or waived in writing by Debtor, First Lien Agent, New Borrower, New Borrower Parent and the Investors (to the extent such entities are affected by any such condition, it being understood that, with respect to item (a) below, only the written waiver of the First Lien Agent and the Backstop Investors shall be required):

(a) That the Confirmation Order shall have become a Final Order;

(b) That the Confirmation Order authorizes the assumption of all Assumed Contracts;

(c) To the extent Allowed Administrative Claims and Allowed Priority Claims have not been paid in Cash in full, New Borrower has assumed or will pay the remaining amounts unless otherwise agreed by the Holder of such Allowed Administrative and Allowed Priority Claims and New Borrower;

(d) All conditions precedent to the closing of the New Secured Loan Documents have been satisfied or waived in accordance with the terms thereof and executed copies of the New Secured Loan Documents and the New Co-Lender Agreement shall have been delivered;

(e) The Property shall be in the condition described in the Plan Supplement, to the extent not waived by New Borrower, subject to the terms of the New Secured Loan Documents;

(f) The Mortgage shall be recorded in Clark County Nevada and shall constitute a valid first priority Lien over the Property subject only to any Permitted Encumbrances and a provider of title insurance reasonably acceptable to the First Lien Agent shall be prepared to provide title insurance as required under the New Secured Loan Documents;

(g) The Initial Capital Contribution shall have been funded to New Borrower to fund Distributions and any other requisite payments under this Plan.

(h) First Lien Agent, New Borrower Parent, the Investors and New Borrower shall have agreed to the amounts and recipients of the final Distributions to be made on the Effective Date and the Funds Flow Memo shall be in form and substance reasonably acceptable to the First Lien Agent and the Backstop Investors;

(i) First Lien Agent, New Borrower Parent, the Investors and New Borrower shall have agreed to the amounts in the New Borrower budget;

(j) The Operative Documents shall be in form and substance reasonably acceptable to the First Lien Agent;

(k) That any outstanding fees of the United States Trustee under 28 U.S.C. § 1930 shall have been paid in full; and

(l) The Effective Date shall have occurred not later than December 15, 2010, unless such date is extended by mutual agreement of the First Lien Agent and the Backstop Investors.

12.2. Nonconsensual Confirmation. As to Class 3 Claims, Class 5 Claims, and/or Class 6 Interests, if the requisite number and amount of votes in favor of the Plan are not achieved as to any of those classes, the Backstop Investors will seek confirmation of this Plan in accordance with section 1129(b) of the Bankruptcy Code either under the terms provided herein or upon such terms as may exist if this Plan is modified in accordance with section 1127(a) of the Bankruptcy Code.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1. Modification of this Plan. The Investors reserve the right, subject to the consent of New Borrower and the First Lien Agent (notwithstanding section 1127 of the Bankruptcy Code), in accordance with the Bankruptcy Code, to amend, amend or modify this Plan, the Disclosure Statement and the Operative Documents before or after the Confirmation Date, including to make any amendments or modifications to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

13.2. Notices. Except as otherwise set forth in Section 13.3 below, all notices, requests, elections or demands in connection with this Plan, including any change of address of any Holder of a Claim for the purpose of receiving any Distributions under this Plan, shall be in writing and shall be delivered personally or by facsimile, electronic mail or overnight courier (confirmed by first class mail or express mail) or mailed by first class mail. Such notice shall be deemed to have been given when received or, if mailed by first class mail, seven (7) days after the date of mailing, or if express mailed, the next Business Day following the date of mailing and addressed to the following:

(a) If to the Debtor, to:

c/o FX Real Estate and Entertainment Inc.
650 Madison Avenue
New York, New York 10022
Attention: Email: Facsimile:	Mitchell Nelson mitchell.nelson@flagluxury.com (212) 750-3034 with copies to:
Fox Rothschild LLP
3800 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169
Attention: Email: Facsimile:	Brett A. Axelrod, Esq. BAxelrod@foxrothschild.com (702) 597-5503

(b) If to First Lien Agent, to:

Landesbank Baden-Württemberg, New York Branch
280 Park Avenue, 31st Floor – West Building
New York, New York 10017 Attention: Email: Facsimile:	Robert Dowling robert.dowling@lbbwus.com (212) 584-1759

with copies to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Email: Facsimile:	Robert W. Fagiola, Esq. Andrew Tenzer, Esq. rfagiola@shearman.com atenzer@shearman.com (646) 848-7606 (646) 848-7799

Lionel Sawyer & Collins
1700 Bank of America Plaza
300 South Fourth Street
Las Vegas, NV 89101
Attention: Rodney M. Jean, Esq.
Email:	rjean@lionelsawyer.com

Facsimile: (702) 383-8845

(c) If to Second Lien Agent:

c/o NexBank, SSB
13455 Noel Road, 22nd Floor
Dallas, Texas 75240 Attention:	Jeff Scott Marcia Kaufman
Email:jeff.scott@nexbank.com
marcia.kaufman@nexbank.com
Facsimile:	(972) 934-4790 (972) 934-4785

with copies to:
Haynes and Boone, LLP
1221 Avenue of the Americas, 26th Floor
New York, New York 10020 Attention:	Lenard M. Parkins, Esq. Trevor R. Hoffmann, Esq. Jonathan Hook, Esq.
Email:lenard.parkins@haynesboone.com
trevor.hoffmann@haynesboone.com
jonathan.hook@haynesboone.com
Facsimile:	(212) 884-8226 (212) 884-8211

Kolesar & Leatham, Chtd.
3320 West Sahara Ave., Suite 380
Las Vegas, Nevada 89102
Attention:	Elliott R. Eisner, Esq.
Email:EEisner@klnevada.com
Facsimile:	(702) 362-9472

(e) If to New Borrower or Backstop Investors:

Haynes and Boone, LLP
1221 Avenue of the Americas, 26th Floor
New York, New York 10020 Attention:	Lenard M. Parkins, Esq. Trevor R. Hoffmann, Esq. Jonathan Hook, Esq.
Email:lenard.parkins@haynesboone.com
Trevor.hoffmann@haynesboone.com
Jonathan.hook@haynesboone.com
Facsimile:	(212) 884-8226 (212) 884-8211

Kolesar & Leatham, Chtd.
3320 West Sahara Ave., Suite 380
Las Vegas, Nevada 89102
Attention:	Elliott R. Eisner, Esq.
Email:EEisner@klnevada.com
Facsimile:	(702) 362-9472

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
Attention: Joshua J. Angel, Esq.
Frederick E. Schmidt, Jr., Esq.
Email: jangel@herrick.com

eschmidt@herrick.com

Facsimile No.:	(212) 545-3497 (212) 545-3474

All notices and requests to Holders of Claims of any Class shall be sent to them at their known address. Any Holder of a Claim of any Class may designate in writing any other address for purposes of this Section 13.2, which designation shall be effective upon receipt.

13.3. Limitation of Notice. Debtor shall give the following notice with regard to the following matters, which notice shall be deemed to be good and sufficient notice of such matters, with no requirement for any additional or further notice:

(a) Notice of Entry of Confirmation Order. Notice of the entry of the Confirmation Order shall be sufficient if mailed to all known Holders of Claims (which have not become Disallowed Claims) and Interests within five (5) Business Days of the Confirmation Order becoming a Final Order.

(b) Post-Confirmation Date Service List — Additional Persons Entitled to Notice. Except as set forth in Section 13.2 herein, from and after the date the Confirmation Order becomes a Final Order, notices of appearances and demands for service of process Filed with the Bankruptcy Court prior to such date shall no longer be effective, and no further notices, other than Notice of Confirmation Order, shall be required to be sent to such parties, unless such parties File a new notice of appearance and demand for service of process dated subsequent to the Effective Date, which subsequent notice and demand must be Filed with the Bankruptcy Court and served upon the Persons and Entities listed in Section 13.2 above.

13.4. First Lien Lenders’ Approval. Where the First Lien Lenders’ consent or approval is referred to anywhere in this Plan, the Person or Entity seeking such approval shall be entitled to direct the request for approval solely to First Lien Agent, on behalf of the First Lien Lenders which shall then be responsible for determining and communicating whether such approval has or has not been obtained. Any statement by First Lien Agent to any other Person or Entity concerning any consent or approval of First Lien Lenders required hereunder may be relied upon by such Person or Entity.

13.5. Headings. The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

13.6. Exhibits. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. Except as otherwise provided in this Plan, such exhibits and documents included in the Plan Supplement shall be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtor’s counsel at the address above or by downloading such exhibits and documents from the Bankruptcy Court’s website at http://www.nvb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of this Plan shall control.

13.7. Non-Severability of Plan Provisions. If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, at the request of a party in interest and subject to the consent of any party adversely affected thereby, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the consent of the Debtor and any other Person or Entity affected by such provision; and (3) nonseverable and mutually dependent.

13.8. Conflicts. To the extent that any provision of the Confirmation Order conflicts with or is in any way inconsistent with any provision of this Plan, including from and after the Effective Date, the Confirmation Order shall govern and control, unless expressly set forth herein. Furthermore, the final form of documents executed on the Effective Date, including the New Secured Loan Documents, shall govern and control on the matters contained therein in the event of any conflict between such documents and the Plan or Disclosure Statement.

13.9. Waiver or Estoppel. Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with Debtor or its counsel, Investors or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

13.10. Computation of Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

13.11. Governing Law. Except to the extent that the Bankruptcy Code or any other Federal law is applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

13.12. Successors and Assigns. The rights and obligations of any Person or Entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person or Entity.

13.13. Withdrawal of Plan. The Backstop Investors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Backstop Investors revoke or withdraw this Plan, or if Confirmation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption or rejection of executory contracts or unexpired leases effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims or Interests relating to the Debtor; (b) prejudice in any manner the rights of the Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by Debtor or any other Entity.

13.14. Other Agreements. Nothing contained herein shall alter, limit or otherwise affect the rights and obligations of any party to the Operative Documents pursuant to the terms thereof.

Dated this 12th day of October, 2010.

FIVE MILE CAPITAL POOLING INTERNATIONAL

By: Five Mile Capital Partners, its manager

By:
Name:
Title:

SPECTRUM INVESTMENT PARTNERS, L.P.

By: Spectrum Group GP, LLC, its General Partner

By:
Name: Jeffrey A. Schaffer
Title:

TRANSAMERICA LIFE INSURANCE COMPANY

By:
Name: James K. Schaeffer
Title: Vice President

THE HUFF ALTERNATIVE FUND, L.P. AND THE HUFF

ALTERNATIVE PARALLEL FUND, L.P.,

By: WRH Partners II, L.L.C., General Partner,

By:
Name:
Title:

By:/s/ Lenard M. Parkins

Nile Leatham, Esq.

Nevada Bar No. 002838
Natalie M. Cox, Esq.
Nevada Bar No. 007662
Kolesar & Leatham, Chtd.
3320 West Sahara Avenue, Suite 380
Las Vegas, Nevada 89102-3202

and

Lenard M. Parkins, Esq. (Pro Hac Vice)
Henry Flores, Esq. (Pro Hac Vice)
Trevor R. Hoffmann, Esq. (Pro Hac Vice)
Jonathan Hook, Esq. (Pro Hac Vice)
Haynes and Boone, LLP
1221 Avenue of the Americas, 26th Floor
New York, New York 10020

Attorneys for
FIVE MILE CAPITAL POOLING INTERNATIONAL LLC;

SPECTRUM INVESTMENT PARTNERS, L.P.; & TRANSAMERICA LIFE INSURANCE COMPANY LIFE INSURANCE

and

Joshua J. Angel, Esq. (Pro Hac Vice)
Andrew C. Gold, Esq. (Pro Hac Vice)
Frederick E. Schmidt, Jr., Esq. (Pro Hac Vice)
Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016

and

Lee I. Iglody, Esq.
Nevada Bar No. 007757
The Law Offices of Paras B. Barnett, P.L.L.C.
9555 S. Eastern Avenue, Suite 280
Las Vegas, Nevada 89123

Attorneys for
THE HUFF ALTERNATIVE FUND, L.P. AND THE HUFF ALTERNATIVE PARALLEL FUND, L.P.

[1]	By filing this Plan, the Backstop Investors commit to fund their respective allocable share of the Total Capital Contribution, as provided for herein, subject to Confirmation of the Plan pursuant to a Confirmation Order acceptable in form and substance to the Backstop Investors and the occurrence of the Effective Date.

[2]	The Property comprises contiguous parcels of land, identified by the Assessor’s Office for Clark County, Nevada as Assessor Parcel Numbers 162-21-301-001, 162-21-301-003, 162-21-301-009, 162-21-301-014, 162-21-301-016, 162-21-301-017, 162-21-301-018, 162-21-301-019 and 162-21-301-020.